UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2013

Biota Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12270 Wilkins Avenue Rockville, Maryland		20852
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (301) 770-3099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 21, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of Biota Pharmaceuticals, Inc. (the “Company”) approved corporate performance goals for purposes of establishing the potential short-term cash incentives for each of Russell H. Plumb, the Company's Chief Executive Officer and President, and Joseph M. Patti, the Company's Executive Vice President, Corporate Development & Strategy.

As previously reported, Mr. Plumb and Mr. Patti are eligible to receive annual cash incentive compensation targeted at not less than 55% and 40%, respectively, of their respective annual base salaries. The amount of the annual cash incentive or bonus actually earned and payable to each executive officer depends primarily on the level of achievement, as determined by the Committee, of the overall corporate goals that have been approved by the Committee. In its discretion, the Committee may award bonus payments to the Company's executives above or below the target amount, particularly in cases where goals are materially exceeded.

The Committee has approved seven corporate level goals for purposes of establishing the executives' potential short-term cash incentives. These goals are generally related to the achievement of specific research, regulatory, business development, operational and financial milestones. Each of these corporate goals is assigned a respective weighting relative to all the corporate goals. Based upon actual performance, an achievement level of between a threshold of 60% and a maximum of 100% may be assigned to each goal by the Committee. If actual performance falls below the 60% threshold, the goal is generally assigned a 0% achievement level and no incentive compensation will be earned on that particular goal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biota Pharmaceuticals, Inc.

Date: January 25, 2013	/s/ Russell H. Plumb
	Name:	Russell H. Plumb
	Title:	Chief Executive Officer and President (Duly Authorized Officer)